CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-14567 on Form N-1A of our report dated February 12, 2024, relating to the financial statements and financial highlights of VP Avantis® Global Equity Allocation Fund, the fund comprising American Century Variable Portfolios, Inc., appearing in the Annual Report on Form N-CSR of American Century Variable Portfolios, Inc., for the period from July 20, 2023 (fund inception) through December 31, 2023, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
April 11, 2024